TIDAL ETF TRUST 485BPOS

Exhibit 99.(i)(xxxvii)

April 28, 2023

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 22, 2019 regarding the sale of an unlimited number of shares of beneficial interest of the RPAR Risk Parity ETF, a series of Tidal ETF Trust (the “Trust”), and our opinion dated December 29, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the UPAR Ultra Risk Parity ETF, a series of the Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.